Exhibit 10.19


                SEVERANCE/RETENTION AGREEMENT AND GENERAL RELEASE
                                     BETWEEN
                           E. W. BLANCH HOLDINGS, INC.
                                       AND
                                   KAJ AHLMANN

         This offer of retention and severance benefits is being presented to you as an employee of E. W. Blanch Holdings, Inc., and its subsidiaries, affiliates and related entities ("EWB"), in conjunction with the termination of your employment. To receive the retention/severance package you must agree to the following by signing this Retention Agreement and General Release on the last page effective on your last day of employment with EWB. You and EWB agree that the last day of your employment shall be March 31, 2001. You must remain employed by EWB until March 31, 2001 to receive this retention/severance package. EWB agrees to employ you through that date, unless there are grounds for termination for cause. EWB also agrees not to withdraw this offer of severance benefits prior to March 31, 2001.

         EWB agrees to provide to you the following package: EWB will pay you a total of One million six hundred fifty-seven thousand five hundred dollars ($1,657,500), less all applicable federal, state, and local deductions, and other applicable withholdings. In the event of your death, this amount will be paid to your estate.

         You agree to release and discharge EWB (which for purposes of this General Release includes any division, parent, subsidiary or firm affiliated with EWB, including its affiliated entities, their past, present, and future employees, agents, directors, officers, successors, and assigns) from any and all claims, of any kind, whether known or unknown, relating to or arising out of your employment and the ending of your employment, that you now have or ever had against it as of the date you sign this General Release. You should understand that to the full extent provided by law, among the claims you are releasing are those for additional pay, bonuses, incentives, compensation, damages or benefits of any kind and any claims relating to or arising out of your employment and the ending of your employment. The claims you are releasing also include ones arising under any federal, state, or local laws, including those for race, color, national origin, religion, sex, age, disability, or any other type of discrimination, whether under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the


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Older Workers Benefit Protection Act, the Age Discrimination in Employment Act
of 1967, the Employee Retirement Income Security Program Act, or any other federal, state, or local statutes or common law theories. In addition, you agree not to sue EWB, not to file any claims against EWB with any local, state, or federal agency, and not to accept any relief you may be aware of from them. You agree that, if you file such a claim or suit, you will pay all costs and expenses of defense incurred by EWB, including but not limited to reasonable attorney's fees. EWB acknowledges that the above release of claims does not apply to any claims which you may have by virtue of being a shareholder of EWB.

         Nothing in this General Release will affect any insurance claims, workers' compensation, or other administrative proceeding filed prior to the date of this General Release. Further, this release will not affect any state unemployment compensation benefits you may be entitled to as a result of ending your employment with EWB.

         You agree that you are the sole owner of the claims you are releasing and that you have not assigned or transferred any of them.

         You agree the existence of the terms of this General Release and this Release itself will be kept confidential by you and will not be disclosed by you to anyone except your immediate family, your attorney, and your accountant, and that if any of the terms of this letter are held to be invalid, at EWB's option, the remainder shall not be effected.

         You agree to cooperate and assist in responding to reasonable requests by EWB with respect to matters on which you had involvement prior to the termination of your employment. EWB agrees to reimburse you for reasonable out-of-pocket expenses associated with that assistance and cooperation.

         You agree that this General Release constitutes the entire agreement between you and EWB and that no one at EWB has the authority to change or modify it except in writing signed by both you and an authorized representative of EWB. You also agree that you have not relied on any promises or representations other than those contained in this letter. For these reasons it


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is important that you read this letter carefully before you sign it. EWB encourages you to consult with an attorney of your choice before you sign.

         Providing this special package is not an admission of any liability on the part of EWB in connection with any matter related to or arising out of your employment and the ending of your employment.

         You will have up to twenty-one days after you receive this General Release to sign it. You will also have seven days after the date you sign this letter to change your mind and revoke your decision. If you do not change your mind, you will receive the severance pay described on page 1 of this agreement on March 31, 2001, or after the seven day revocation period has expired, whichever is later. If you do change your mind and want to revoke your decision, you must give written notice to Daniel O'Keefe at EWB so that it is received no later than the eighth day after the date you signed.

         After carefully reading the terms set forth above, I agree and acknowledge that I understand each one and willingly and voluntarily accept and agree to them by signing below.




      -----------------------------------------        -------------------------
       Kaj Ahlmann                                      Date



      -----------------------------------------        -------------------------
       E. W. Blanch Holdings, Inc.                      Date

 By:
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Its:
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